      May 11, 2006

EXECUTIVE OFFICER

POWER OF ATTORNEY

(To File Reports Under Section 16

of the Securities Exchange Act of l934)

TO WHOM IT MAY CONCERN:

The undersigned, Mark S. Cross, hereby appoints Wendell L. Willkie, II and John J. Carrara as his attorney-in-fact,

with full power and authority, for the sole purpose of filing, on behalf of the undersigned, any of the forms required to be filed by the undersigned pursuant to Section 16 of the Securities Exchange Act of l934, as amended,

and the rules and regulations thereunder.  This power of attorney is coupled with an interest; is effective as of the date specified below; revokes any prior authorization; and will remain in effect until revoked in writing by the undersigned.

Very truly yours,

Mark S. Cross

Date: __________________